Exhibit 10.3
NON-STATUTORY STOCK OPTION

Non-transferable

GRANT TO

________________________
(the “Optionee”)

the right to purchase from Global Payments Inc. (the “Company”)

shares of its common stock, no par value, at the price of $______ per share pursuant to and subject to the provisions of the Global Payments Inc. Amended and Restated 2011 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”).

Unless sooner vested in accordance with Section 2 of the Terms and Conditions or otherwise in the discretion of the Committee, the Options shall vest (become exercisable) in accordance with the following schedule:

Continuous Service after Grant Date	Percent of Option Shares Vested

Less than 1 Year	0%
1 Year	33.33%
2 Years	66.66%
3 Years	100%

IN WITNESS WHEREOF, Global Payments Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

GLOBAL PAYMENTS INC.

By:
Its: Authorized Officer
Grant Number:
Grant Date:
Accepted by Optionee:

TERMS AND CONDITIONS

1.    Grant of Option. Global Payments Inc. (the “Company”) hereby grants to the Optionee named on Page 1 hereof (“Optionee”), under the Global Payments Inc. Amended and Restated 2011 Incentive Plan (the “Plan”), stock options to purchase from the Company (the “Options”), on the terms and on conditions set forth in this certificate (this “Certificate”), the number of shares indicated on Page 1 of the Company’s no par value common stock, at the exercise price per share set forth on Page 1. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.    Vesting of Options. The Option shall vest (become exercisable) in accordance with the schedule shown on Page 1 of this Certificate. Notwithstanding the foregoing vesting schedule, upon Optionee’s death or Disability during his or her Continuous Service, or subject to the consent of the Committee, upon Optionee’s Retirement, all Options shall become fully vested and exercisable.

3.    Term of Options and Limitations on Right to Exercise. The term of the Options will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Options will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a)     Three months after the termination of Optionee’s Continuous Service for any reason other than by reason of Optionee’s death, Disability or Retirement.

(b) Twelve months after termination of Optionee’s Continuous Service by reason of Disability.

(c)     Five years after termination of Optionee’s Continuous Service by reason of Retirement.

(d)     Twelve months after the date of Optionee’s death, if Optionee dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Options otherwise lapse. If the Optionee dies during the five-year period described in subsection (c) above, the Option shall lapse as provided in subsection (c). Upon Optionee’s death, the Options may be exercised by Optionee’s beneficiary designated pursuant to the Plan.

The Committee may, prior to the lapse of the Options under the circumstances described in paragraphs (a), (b), (c) or (d) above, extend the time to exercise the Options as determined by the Committee in writing. If Optionee returns to employment with the Company during the designated post-termination exercise period, then Optionee shall be restored to the status Optionee held prior to such termination but no vesting credit will be earned for any period Optionee was not in Continuous Service. If Optionee or his or her beneficiary exercises an Option after termination of service, the Options may be exercised only with respect to the Shares that were otherwise vested on Optionee’s termination of service.

4.    Exercise of Option. The Options shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be in (a) cash, (b) Shares previously acquired by the purchaser, which have been held by the purchaser for such period of time, if any, as necessary to avoid variable accounting for the Option, or (c) any combination thereof, for the number of Shares specified in such written notice. The value of surrendered Shares for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date.

5.    Beneficiary Designation. Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of Optionee hereunder and to receive any distribution with respect to the Options upon Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Certificate and the Plan, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives Optionee, the Options may be exercised by the legal representative of Optionee’s estate, and payment shall be made to Optionee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Optionee at any time provided the change or revocation is filed with the Company.

6.    Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Options. The withholding requirement may be satisfied, in whole or in part, at the election of the Secretary, by withholding from the Options Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. If Shares are surrendered to satisfy withholding obligations in excess of the minimum withholding obligation, such Shares must have been held by the purchaser as fully vested shares for such period of time, if any, as necessary to avoid variable accounting for the Options. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Optionee.

7.    Limitation of Rights. The Options do not confer to Optionee or Optionee’s beneficiary designated pursuant to Paragraph 5 any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Options.

8.    No Right of Continued Employment; No Rights to Compensation or Damages. Nothing in the Plan or this Certificate or any document executed under either of them shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee's employment without liability at any time, nor confer upon Optionee any right to continue in the employ of the Company or any Affiliate. By executing this Certificate, Optionee waives any and all rights to compensation or damages for the termination of his office or employment, or failure to provide sufficient notice of termination of his office or employment, with the Company or any Affiliate for any reason whatsoever insofar as those rights arise or may arise from the loss of Optionee’s benefits or rights upon conversion of the Options in connection with such termination.

9.    Stock Reserve. The Company shall at all times during the term of this Certificate reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Certificate.

10.    Restrictions on Transfer and Pledge. No right or interest of Optionee in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Options are not assignable or transferable by Optionee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the Plan; provided, however, that the Committee may (but need not) permit other transfers. The Options may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

11.    Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Options upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

12.    No Entitlement to Future Awards. The grant of the Options does not entitle Optionee to the grant of any additional options or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of options, and vesting provisions.  The grant of the options is an extraordinary item of compensation outside the scope of any employment contract.  As such, the Options are not part of normal or expected compensation for purposes of calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

13.    Transfer of Data. By executing this certificate, Optionee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Optionee is not obliged to consent to such collection, use, processing and transfer of personal data, but failure to provide the consent may affect Optionee’s eligibility to receive awards under the Plan.  The Company and its Affiliates hold certain personal information about Optionee, including name, home address and telephone number, date of birth, employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of any rights or entitlements to shares of stock, for the purpose of managing and administering the Plan (“Data”).  The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Optionee’s participation in the Plan, and the Company and any of its Affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan.  These recipients may be located in the United States or elsewhere throughout the world.  Optionee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Optionee’s behalf to a broker or other third party with whom Optionee may elect to deposit any shares of stock acquired pursuant to the Plan.  Optionee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, by withdrawing his or her consent, Optionee will affect his or her ability to participate in the Plan.

14.    Amendment. The Committee may amend, modify or terminate this Certificate without approval of Optionee; provided, however, that such amendment, modification or termination shall not, without Optionee’s consent, reduce or diminish the value of this award determined as if it had been fully vested on the date of such amendment or termination.

15.    Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment, key position, or change-in-control agreement with Optionee that has been approved, ratified or confirmed by the Committee shall be decided in favor of the provisions of such employment, key position, or change-in-control agreement.

16.    Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

17.    Governing Law. This Certificate shall be construed in accordance with and governed by the laws of the State of Georgia, United States of America, regardless of the law that might be applied under principles of conflict of laws. Optionee hereby agrees and submits to jurisdiction in the state and federal courts of the State of Georgia and waives objection to such jurisdiction.

18.    Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

19.    Relationship to Other Benefits. The Shares shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specially provided in such other plan or program.

20.    Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Global Payments Inc., 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.
21. Clawback. Notwithstanding anything to the contrary in this Certificate, the Plan, or any employment, key position, or change-in-control agreement with Optionee, the options granted hereunder are subject to the provisions of the following clawback policy established by the Committee prior to the grant of the Options hereunder. The Committee may seek to recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former executive officers in the event that the Company’s financial statements are restated due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (the “Restatement”).  The Committee may seek recoupment from any current or former executive officer who received incentive-based compensation, granted after the date hereof, during the three (3) year period preceding the date that the Company was required to prepare the Restatement.  The Committee may seek to recover the amount by which the individual executive's incentive payments exceeded the lower payment that would have been made based on the restated financial results and the Committee may determine whether the Company shall effect such recovery:  (i) by seeking repayment from the executive; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the executive under any compensatory plan, program or arrangement maintained by the Company; or (iii) a combination of foregoing.  The Optionee hereby acknowledges that this award is subject to the foregoing policy and agrees to make any repayment required in connection therewith.
22. Non-Competition and Non-Solicitation. As a condition of Optionee’s receipt of this Award, Optionee agrees to the following restrictions. Optionee acknowledges and agrees that as a result of Optionee’s employment with the Company or an Affiliate, Optionee’s knowledge of and access to confidential and proprietary information, and Optionee’s relationships with the Company’s or its Affiliate’s customers and employees, Optionee would have an unfair competitive advantage if Optionee were to engage in activities in violation of this Agreement. Optionee also acknowledges and agrees that the covenants in this Section 22 are necessary to protect the trade secrets of Company or an Affiliate.
22.1 Non-Competition. During the term of Optionee’s employment and for a period of twenty-four (24) months immediately following the termination of Optionee’s employment for any reason, Optionee shall not, directly or indirectly, seek or obtain any employment, independent contractor or consulting relationship with a Competitor, or otherwise provide any form of assistance or services to a Competitor or engage in Competitive Services, whether paid or unpaid, in the geographic area in which the Company or an Affiliate conducts business, in which relationship Optionee has duties for (or provides services to) such Competitor that relate to Competitive Services and are the same or similar to those services actually performed by Optionee for the Company or an Affiliate; provided, however, that (a) nothing in this Section 22.1 shall prohibit Optionee from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding publicly traded securities of any corporation which may compete directly or indirectly with the

Company or an Affiliate; and (b) the time period of the non-compete in this Section shall not be longer than the time period of the non-compete in a written employment agreement between Optionee and the Company.
22.2 Non-Solicitation of Customers. During the term of Optionee’s employment and for a period of twenty-four (24) months immediately following the termination of Optionee’s employment for any reason, Optionee shall not, directly or indirectly, on Optionee’s own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit, divert or take away or attempt to solicit divert or take away any Protected Customer for the purpose of providing or selling Competitive Services; provided however, that the non-solicitation restriction contained in this Section 22.2 shall only apply to those Protected Customers (a) with whom Optionee, alone or in conjunction with others, had business dealings with on behalf of the Company or an Affiliate during the twelve (12) month period immediately preceding the termination of Optionee’s employment or any earlier date of any alleged breach by Optionee of the restriction in Section 22.2 hereof, and/or (b) for whom Optionee was responsible for supervising or coordinating the business dealings between the Company or an Affiliate and the Protected Customer during the twelve (12) month period immediately preceding the termination of Optionee’s employment or any earlier date of any alleged breach by Optionee of the restriction in Section 22.2 hereof.
22.3 Non-Solicitation of Employees. During the term of Optionee’s employment and for a period of twenty-four (24) months immediately following the termination of Optionee’s employment for any reason, Optionee shall not, directly or indirectly, on Optionee’s own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit or induce any Protected Employee with whom Optionee worked or otherwise had material contact with through employment with the Company or an Affiliate to terminate his or her employment relationship with the Company or an Affiliate or to enter into employment with any other individual, corporation, partnership, joint venture, limited liability company, association or other entity.
22.4 Definitions. For purposes of this Section 22, the following definitions shall apply:
(a)    “Competitive Services” means services competitive with the business activities engaged in by the Company or an Affiliate as of the date of termination of Optionee’s employment for any reason or any earlier date of an alleged breach by Optionee of the restrictions in Section 22 hereof, which include, but are not limited to, the provision of products and services to facilitate or assist with the movement in electronic commerce of payment and financial information, merchant processing, merchant acquiring, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, purchase card services, financial electronic data interchange, cash management services, and wire transfer services.
(b)    “Competitor” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise which is engaged, wholly or in part, in Competitive Services, including but not limited to the following companies, all of whom engage in Competitive Services (and all of their parents, subsidiaries, or affiliates who engage in Competitive Services) and all of the successors in interest to any of the foregoing: Chase Paymentech Solutions, LLC, First Data Corporation, Total System Services, Inc., Wells Fargo Merchant Services, LLC, First National Merchant Solutions, LLC, RBS Lynk, iPayment, Inc., Bank of America Merchant Services, LLC, National Processing Corporation, Elavon, Inc., Worldpay, Inc., and EVO Payments International, LLC.
(c)    “Protected Customer” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise to whom the Company or an Affiliate has sold or provided its products or services, or actively solicited to sell its products or services, during the twelve (12) months prior to termination of Optionee’s employment for any reason or any earlier date of an alleged breach by Optionee of the restrictions in Section 22 hereof.
(d)    “Protected Employee” means any employee of the Company or an Affiliate who was employed by Company or an Affiliate at any time within six (6) months prior to the termination of Optionee’s employment for any reason or any earlier date of an alleged breach by Optionee of the restrictions in Section 22 hereof.

22.5 Rights and Remedies Upon Breach. Optionee agrees that, in the event that Optionee breaches or threatens to breach the covenants set forth in Section 22 hereof, the Company shall be entitled to enjoin, preliminarily and permanently, Optionee from violating or threatening to violate the covenants set forth in Section 22 hereof and to have the covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In addition, if the Optionee breaches any of the covenants set forth in Section 22 hereof, all unvested Options covered by this Certificate shall be immediately forfeited. Such forfeiture shall be in addition to any other right the Company may have with respect to any such violation or breach.
22.6 Severability. Optionee acknowledges and agrees that the covenants set forth in Section 22 hereof are reasonable and valid in time and scope and in all other respects and shall be considered and construed as separate and independent covenants. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Optionee will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.
22.7 Tolling. Optionee agrees that, if the enforceability of any of the terms of the covenants set forth in Section 22 hereof are challenged in court, and Optionee is not otherwise enjoined from breaching any of the covenants set forth in Section 22 hereof, and if a court of competent jurisdiction finds that the covenants are enforceable, the time period restrictions specified in Section 22 hereof are tolled from the earlier of (1) the filing of the lawsuit or (2) the date upon which a court of competent jurisdiction determines Optionee first breached any terms of the restrictive covenants; until the latter of (1) when the breaches conclusively ceased as determined by a court; or (2) until the dispute is resolved and all periods of appeal have expired. Optionee expressly agrees and understands that this provision may extend the time period restrictions set forth in Section 22 hereof by the time during which Optionee was in breach or by the time during which Optionee denies and challenges the enforceability of any of the terms of the restrictive covenants.